EX-99.1

                                                                BRITISH AIRWAYS


                                                75-20 Astoria Boulevard
                                               Jackson Heights, New York  11370

                                                  December 17, 1996


USAir Group, Inc.
Crystal Park Four
2345 Crystal Drive
Arlington, Virginia  22227
United States of America
Attention:  Lawrence M. Nagin, General Counsel

Dear Mr. Nagin:

         This letter constitutes notice, pursuant to Section 7.2 of the Investment Agreement between USAir Group, Inc. ("USAir") and British Airways Plc ("BA") dated as of January 21, 1993, as amended (the "Investment Agreement"), that BA's wholly-owned subsidiary, BritAir Acquisition Corp. Inc. ("BritAir"), intends to sell in one or more underwritten public offerings or privately negotiated transactions all of the 30,000 shares of Series F Cumulative Convertible Senior Preferred Stock ("Series F Preferred Stock"), the 152.1 shares of Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock ("Series T-1 Preferred Stock") and the 9,919.8 shares of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock ("Series T-2 Preferred Stock", and together with Series F Preferred Stock and Series T-1 Preferred Stock, "USAir Preferred Stock") of USAir which are owned by BritAir. Any such underwritten public offering will constitute a Permitted Offering as defined in
Section 7.1 (b)(i) of the Investment Agreement.

         The Offering Prices (as calculated pursuant to clauses (ii)(B) and (iii)(B) of the third sentence of Section 7.2 of the Investment Agreement) are $11,656.36 per share of Series F Preferred Stock and $11,036.59 per share of Series T-1 Preferred Stock. The Offer Price (as calculated pursuant to clause
(iii)(A) - i.e. the proposed sale price for privately negotiated transactions) is $10,000.00 per share of T-2 Preferred Stock. An Offer Price per share of Series T-2 Preferred Stock for a Permitted Offering calculated pursuant to clause (ii)(A) or (B) will be determined and provided to you at a later date. Pursuant to Section 7.2 of the Investment Agreement, USAir has until February 15, 1997 to give notice to BA that USAir elects to purchase USAir Preferred Stock as to which an Offer Price has been established by the letter. If USAir fails to give such notice by such date, BritAir will be free to complete the proposed sales of USAir Preferred Stock in accordance with the terms of Section
7.2 of the investment Agreement.

         In addition, pursuant to Section 8.1(a) of the Investment Agreement, BA hereby gives USAir notice that it

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exercises its right to require USAir to use reasonable efforts to register under the Securities Act of 1933 all the USAir Preferred Stock owned by BritAir referred to above for sale in one or more underwritten public offerings. As you know, Section 8.1(b) of the Investment Agreement requires USAir, upon receipt of this notice, to proceed as promptly as practicable to prepare and file with the Securities and Exchange Commission and to use its reasonable efforts to cause to become effective within 120 days from the date of receipt of this notice a registration statement with respect to such an offering. We stand ready to assist you in that endeavor in any way in which we reasonably can.

         In order to comply with the notice provisions of the Investment Agreement, BA is sending a copy of this letter to Larry Lederman at the address specified in the notices as well as to Peter Atkins.

                                       Yours very truly,


                                       /s/ Barbara Cassani
                                       -------------------------
                                       Authorized Representative
                                       British Airways Plc


cc: Milbank, Tweed, Hadley & McCloy
    One Chase Manhattan Plaza
    New York, New York  10005
    Attention:  Lawrence Lederman, Esq.

    Skadden, Arps, Slate, Meagher & Flom
    919 Third Avenue
    New York, New York  10022
    Attention:  Peter A. Atkins